Exhibit 10.4

December 7, 2020

Dr. Alan J. Tuchman

18 Sycamore Road

Mahopac, NY 10541

Dear Alan:

Synaptogenix Inc. (the “Company”), is pleased to present this offer (the “Offer”) of employment with the Company on the terms described below. It is anticipated that you will commence your employment with the Company on December 7, 2020 (such actual date of the start of your employment, the “Start Date”).

1.        Position. You will be employed as the Company’s Chief Executive Officer (“Executive”), reporting to the Company’s Board of Directors (the “Board”). You will devote the majority of your business time and your best professional efforts to the performance of your duties and responsibilities for the Company and its affiliates and to abide by all policies and procedures of the Company as in effect from time to time, understanding that you have other commitments such as your medical practice, various business ventures and other current commitments that require minimal time. As the Company’s Chief Executive Officer, you will be expected to perform the duties of associated with such title and such other duties as may be assigned to you from time to time by the Board.

2.        Term. Your employment pursuant to this Offer commences on December 7, 2020 (the “Effective Date”) and shall continue for a period of one (1) year ending on the first anniversary of the Effective Date. Following this initial one-year term, this Offer shall be extended automatically for successive six (6) month periods unless either party gives written notice to the other party at least thirty (30) days prior to the end of the initial one year of the then-current extended term.

3.        Base Salary. You will be paid an annual base salary (the “Base Salary”) at the rate of $222,000 per annum, payable pursuant to the Company’s regular payroll schedule in effect from time to time. This amount includes reimbursement for medical expenses. Excluding medical coverage, the Executive will be eligible for dental, vision, disability and other benefits consistent with your Executive position.

4.        Annual Bonus. In addition to the Base Salary, you will be eligible to earn an annual bonus (the “Annual Bonus”) of up to 50% of your Base Salary. The amount of the Annual Bonus earned, if any, will be based upon your performance and the achievement of key operational and financial performance objectives determined by the Board at the commencement of each performance year. You must be employed on the payment date in order to receive the Annual Bonus.

1185 Avenue of the Americas, 3rd Floor New York, NY 10036	(973) 242.0005

5.        Equity Incentive. On the Effective Date, subject to Board approval, Executive will be granted incentive stock options to purchase up to the equivalent number of shares of common stock equal to at least one percent (1.00%) of the Company’s outstanding shares of common stock immediately following the spin-off of the Company (the “Option”). The Option shall vest with respect to twenty-five percent (25%) on each of the first, second, third and fourth quarterly anniversaries from the Effective Date, subject to the Executive’s continued employment with the Company on each such day. Employee shall be entitled to additional options and/or equity based awards as determined in the discretion of the Board or a committee thereof. All of the Executive's Options and subsequent options and/or equity awards will vest immediately upon (i) Executive's termination for good reason; or (ii) termination of Executive's employment by the Company without cause. If the Executive’s employment is ended for cause, then the Executive will no longer vest the Option.

The Option will be issued from a new Company option plan to be established upon the spin-off of the Company and the Options will be subject to and governed by such plan. The Executive shall also be entitled to any other rights and benefits and subject to any other obligations with respect to option awards, to the extent and upon the terms provided in the new employee option plan or any agreement or other instrument attendant thereto pursuant to which such options were granted.

6.       Employee Benefits. You will be eligible to participate in the Company’s employee benefit plans currently available to all regular employees. The Company may, in its sole discretion, discontinue or modify any such plans, programs or practices at any time, with or without notice. Information concerning specific employee benefit plans is available upon request. In addition, you will be eligible for twenty (20) days of vacation per year, which number will be prorated for this year based on your Start Date. Vacation time does not carry over from year to year and accrued vacation is not paid out if your employment terminates, regardless of the reason.

7.       Severance. If you are terminated during the period that is within six (6) months from the Start Date, you will receive compensation totaling a minimum of fifty percent (50%) of your annualized salary. If you are terminated within the period which is after six (6) months of employment and before the one (1) year anniversary from the Start Date, you will receive a pro-rata one (1) month of compensation in addition to any already earned compensation for that period. If you are terminated within the period which is after the one (1) year anniversary from your Start Date, you will receive a pro-rata one (1) month of compensation in addition to any already earned compensation and severance for that period. If the term of the Offer is extended, past the initial one (1) year term, to eighteen (18) months from the Start Date and you are terminated during this extended six (6) month period, you will receive a pro-rata one (1) month of compensation in addition to any already earned compensation and severance for that period.

8.       Restrictive Covenants. All restrictive covenants relating to confidentiality, invention assignment, no competition, no solicitation and other covenants will be governed by the consulting agreement signed by the Executive effective on April 1, 2018.

9.       Employee Representations. You represent that: (1) you are not a party to any agreement that would prohibit you from entering into employment with the Company; (2) no trade secret or proprietary information belonging to your previous employee will be disclosed by you at the Company and that no such information, whether in the form of documents, memoranda, software, drawings, etc., will be retained by you or brought with you to the Company; and (3) you have brought to the Company’s attention and provided it with a copy of any agreement that may impact your future employment at the Company, including but not limited to any non-disclosure, non-competition, non-solicitation or invention assignment agreements containing future work restrictions.

10.       Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or prior notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a member of the Board or authorized officer.

1185 Avenue of the Americas, 3rd Floor New York, NY 10036	(973) 242.0005

11.       Outside Activities. See Paragraph 1 above for terms and conditions.

12.       Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

13.       Miscellaneous.

(a)               Entire Agreement. This letter, and the Restrictive Covenants pursuant to Paragraph 8 above, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(b)               Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

(c)               Electronic Delivery. The Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s formation or governing documents. You hereby consent to receive such documents and notices by such electronic delivery and agree to participate through any on-line or electronic system that may be established and maintained by the Company or a third party designated by the Company.

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1185 Avenue of the Americas, 3rd Floor New York, NY 10036	(973) 242.0005

If you wish to accept this Offer, please sign and date and return to me.

Very truly yours,

SYNAPTOGENIX, inc.

By:	/s/ Robert Weinstein
(Signature)
Name:	Robert Weinstein
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Alan J. Tuchman
(Signature)

Alan J. Tuchman

December 7, 2020
Date

1185 Avenue of the Americas, 3rd Floor New York, NY 10036	(973) 242.0005